Exhibit 99.1

IMMEDIATE RELEASE	December 2, 2008
CONTACTS:
Brent Larson,	Lee Stern,
Vice President / CFO	The Trout Group
614 822.2330	646.378.2922
NEOPROBE ANNOUNCES FUNDING MILESTONE REACHED
Company to Receive $3 Million Based on Lymphoseek Phase 3 Clinical Achievement
DUBLIN, OHIO — December 2, 2008 — Neoprobe Corporation (OTCBB:NEOP — News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it has notified Platinum-Montaur Life Sciences, LLC (Montaur) that results to-date from patients with breast cancer or melanoma enrolled in the Phase 3 trial of Lymphoseek satisfy the funding objective as set forth in the securities purchase agreement, as amended, that was a condition to the closing of a third tranche of investment from Montaur. As provided in the securities purchase agreement, Neoprobe will receive the third funding of $3 million in exchange for convertible preferred stock and warrants to purchase common stock of Neoprobe. The third funding will bring Montaur’s total investment in Neoprobe to $13 million. Neoprobe and Montaur expect to close on the investment within the next week and will provide further details at that time.
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM). A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma is underway and a protocol for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma has been submitted to U.S. FDA and the European Medicines Agency.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.